                                                                    EXHIBIT 99.1
                                      UICI

News Release:                         Contact:   Warren B. Idsal, Vice President
                                                 UICI
                                                 4001 McEwen, Suite 200
                                                 Dallas, Texas 75244
                                                 Phone: (972) 392-6700


(For Immediate Release)

UICI ANNOUNCES EXPECTED 4TH QUARTER OPERATING LOSS DUE TO SIGNIFICANT LOSS AT UNITED CREDITSERV SUBSIDIARY

Dallas, TX December 9, 1999 --- UICI (the "Company") (NYSE: Symbol "UCI") announced today that it expects to record, in the fourth quarter ending December 31, 1999, a pre-tax operating loss, resulting from an expected pre-tax operating loss at UICI's United CreditServ subsidiary of approximately $79 million ($52 million after tax, or approximately ($1.12) per share). The operating results for the 4th quarter of all other UICI business units are currently in line with expectations.

         The operating loss resulted primarily at United CreditServ from increased charges to reserves for credit card losses associated with the relatively new ACE credit card program and the anticipated write-down of certain assets. Beginning in the fourth quarter of 1998 and throughout 1999, United CreditServ has experienced a significant increase in new ACE cards issued. United CreditServ has taken steps to substantially restructure and reprice the ACE credit card product. United CreditServ and its subsidiaries provide credit cards in the sub-prime market.

         UICI has taken significant steps during 1999 to strengthen United CreditServ's management team and operating systems. In May 1999, UICI purchased the remaining minority interest in the business from United CreditServ's former chief executive. Subsequently and over the next several months, UICI installed an entirely new management team, including William P. Benac (formerly UICI's chief financial officer now serving as United CreditServ's President and Chief Executive Officer), Vernon R. Woelke (formerly UICI's chief accounting officer now serving as Chief Financial Officer) and, most recently, W. David Huddleston (formerly President of Associates National Bank now serving as President and Chief Executive Officer of United Credit National Bank, United CreditServ's credit card issuing bank). United CreditServ's new management team has implemented significant changes to information and portfolio servicing systems, has expanded the company's internal audit and compliance functions and has intensified collection activities.

         Gregory T. Mutz, President and CEO of UICI, commented: "Obviously, I am extremely disappointed in the developments at United CreditServ and the poor performance of this business. Nonetheless, I believe we have identified the sources of the problems and have taken all appropriate corrective actions. Needless to say, UICI will continue to closely monitor United CreditServ's credit card portfolio. I continue to believe we have a valuable business, that provides much needed services for our customers, and that the current management team, together with the other loyal and hardworking employees of this operation, will return United CreditServ to a profitable operation during the year 2000."

         UICI has previously announced the pending acquisition of HealthPlan Services Corporation in a stock-for-stock merger transaction. UICI has advised HealthPlan Services of the expected pre-tax operating loss at United CreditServ. UICI has expressed its intent to proceed with the transaction, subject to obtaining financing sufficient to retire HealthPlan Services' outstanding debt on terms acceptable to UICI.

         With respect to the HealthPlan Services transaction, Mr. Mutz commented: "I am hopeful of finding a mutually satisfactory way to complete the HealthPlan Services transaction. We continue to believe that there is a strong strategic fit between HealthPlan Services and UICI. We are working with HealthPlan Services' senior management team, our investment bankers and Bank of America (UICI'S lead commercial bank) to structure a transaction that is fair and reasonable for both companies in light of these developments at United CreditServ."

CORPORATE PROFILE:

UICI, headquartered in Dallas, Texas, is a diversified financial services company offering financial services, health administrative services and insurance through its various subsidiaries and divisions to niche consumer and institutional markets. UICI provides health insurance through its insurance subsidiaries, United Group Association and Cornerstone Marketing of America; Internet-enabled software for health insurance and healthcare markets through Insurdata; enrollment, billing and collection claims administration and risk management services for healthcare payors and providers through UICI Administrators; credit cards for individuals with no credit or troubled credit histories through United CreditServ; financial services and products for college, undergraduates and graduate students, including providing federally-guaranteed student loans through the Educational Finance Group; and manages blocks of life insurance and life insurance products to selected markets through its OKC Division.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Certain statements in this press release are "forward looking statements" within the meaning of the Private Securities Litigation Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. Such risks, uncertainties and other factors include, but are not limited to, changes in general economic conditions; changes in the regulatory environment; levels of competition (including managed health care competition in the health industry); availability of, and volatility of interest rates associated with, funding sources to originate student loans and credit card receivables; the ability of the Company and its third party vendors to become Year 2000 Ready; and other factors described in detail in the Company's Annual Report on Form 10-K for the year ended December 31, 1998.


UICI press releases and other company information are available at UICI's website located at www.uici.net.